UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

OCEAN POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 730-0400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.      Termination of a Material Definitive Agreement.

On July 8, 2014, Victorian Wave Partners Pty Ltd (“VWP”), an indirect consolidated subsidiary of Ocean Power Technologies, Inc. (the “Company”), tendered a notice (the “Termination Notice”) to the Australian Renewable Energy Agency (“ARENA”) of VWP’s intent to terminate the Renewable Energy Demonstration Program Funding Deed, dated as of September 9, 2010, entered into between VWP and the Commonwealth of Australia, as amended by a Deed of Variation dated January 9, 2014 ("the Funding Deed"). Unless agreed otherwise, pursuant to the terms of the Funding Deed, it will terminate on October 8, 2014.

VWP’s Board of Directors concluded in July 2014 that the wave power demonstration project contemplated by the Funding Deed was no longer commercially viable. Exercising its termination rights under the Funding Deed, VWP delivered the Termination Notice, which informed ARENA that VWP (i) was stopping all work on the Project, (ii) would not proceed with the Project, and (iii) would not claim further funding under the Funding Deed. Furthermore, VWP advised ARENA of its intent to repay to ARENA the funding given to VWP to date (as described further below), including interest, within 30 days after the date of the Termination Notice. The parties are currently discussing how the repayment will be made. VWP will also observe other applicable termination provisions in the Funding Deed.

Under the Funding Deed, a A$66.5 million grant was awarded to VWP by the Commonwealth of Australia in 2010; however, receipt of funds under the grant was subject to certain terms, including achievement of future significant external funding milestones. The grant was expected to be used towards the A$232 million proposed cost of building and deploying a wave power station off the coast of Australia (the “Project”). In January 2014, the Company announced that VWP had signed a Deed of Variation with ARENA that amended the Funding Deed. Among the changes included in the Deed of Variation was the incorporation of stage gates for each of the three stages of the project, requiring certain conditions be met to progress to the proceeding stage. The Deed of Variation also shifted the funding profile across the three stages to better support project cash flow requirements. The Deed of Variation also recognized the role of Lockheed Martin as the lead for systems integration of the PowerBuoy technology and overall program management. During the three months ended April 30, 2014 and pursuant to the Deed of Variation, ARENA funded the initial portion of the grant to VWP in the amount of approximately A$5.6 million (approximately US$5.2 million) for the achievement of a number of project milestones, which funding included an amount required to be remitted to the Australian taxing authorities as goods and services tax (the “Initial Funding”). The Initial Funding was subject to claw-back provisions if certain contractual requirements, including performance criteria, were not satisfied. In light of the claw-back provisions, the Company classified the Initial Funding as an advance payment, holds the funds as restricted cash and deferred recognition of the funds as revenue.

VWP does not expect to incur any early termination penalties as a result of the Termination Notice and does not expect that additional costs to close out the Project will be material. There are no material relationships between ARENA and VWP or the Company other than in respect of the Funding Deed.

Item 9.01.      Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1

Renewable Energy Demonstration Program Funding Deed, dated as of September 9, 2010, by and between Victorian Wave Partners Pty Ltd. and the Commonwealth of Australia represented by the Department of Resources, Energy and Tourism+

10.2	Deed of Variation to Funding Deed (and Notice of Waiver), dated as of January 9, 2014, by and between Victorian Wave Partners Pty Ltd. and Australian Renewable Energy Agency+

+ Indicates that confidential treatment has been requested for portions of this exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: July 14, 2014	By:	/s/ MARK A. FEATHERSTONE
Mark A. Featherstone
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Renewable Energy Demonstration Program Funding Deed, dated as of September 9, 2010, by and between Victorian Wave Partners Pty Ltd. and Commonwealth of Australia represented by the Department of Resources, Energy and Tourism+

10.2	Deed of Variation to Funding Deed (and Notice of Waiver), dated as of January 9, 2014, by and between Victorian Wave Partners Pty Ltd. and Australian Renewable Energy Agency+

+ Indicates that confidential treatment has been requested for portions of this exhibit.